SOUND
FINANCIAL BANCORP, INC.

Sound Financial Bancorp, Inc. Q1 2020 Results

Seattle, WA, April 27, 2020 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.0 million for the quarter ended March 31, 2020, or $0.38 diluted earnings per share, as compared to net income of $1.9 million, or $0.72 diluted earnings per share for the quarter ended December 31, 2019 and $1.4 million, or $0.56 diluted earnings per share for the quarter ended March 31, 2019. The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.15 per share, payable on May 22, 2020 to stockholders of record as of the close of business on May 8, 2020.

Q1 2020 Financial Performance Highlights

- Loans held-for-portfolio increased 0.9% to $625.4 million at March 31, 2020, from $619.9 million at December 31, 2019 and increased 7.0% from $584.5 million at March 31, 2019
- Total deposits increased 2.9% to $634.6 million at March 31, 2020, from $616.7 million at December 31, 2019 and increased 8.7% from $583.7 million at March 31, 2019. Noninterest-bearing deposits increased $12.8 million, or 13.2% compared to December 31, 2019, and increased $11.5 million, or 11.6% compared to March 31, 2019
- Total borrowings remained unchanged at March 31, 2020, from $7.5 million at December 31, 2019, and decreased $17.5 million, or 70.0% from $25.0 million at March 31, 2019
- Total assets increased $17.7 million, or 2.5% to $737.6 million at March 31, 2020, from $719.9 million at December 31, 2019, and increased $40.0 million or, 5.7% from $697.6 million at March 31, 2019
- Net interest income decreased 5.3% to $6.7 million for the quarter ended March 31, 2020, from $7.1 million for the quarter ended December 31, 2019, and decreased 3.7%, from $7.0 million for the quarter ended March 31, 2019
- Net interest margin (NIM) was 3.96% for the quarter ended March 31, 2020, compared to 4.11% for the quarter ended December 31, 2019 and 4.13% for the quarter ended March 31, 2019
- Provision for loan losses was $250,000 for the quarter ended March 31, 2020, compared to $25,000 for the quarter ended December 31, 2019 and a recapture from the allowance for loan losses of $200,000 for the quarter ended March 31, 2019
- The Bank continued to maintain capital levels in excess of the regulatory requirements and was categorized as "well-capitalized" at March 31, 2020

Comments from President & Chief Executive Officer

I wish to thank our employees across the Company for their unyielding dedication during this difficult time. The economic impacts of the COVID-19 pandemic cause financial hardship for many in this country. During the first quarter, Sound Community Bank actively engaged in response to the COVID-19 pandemic. All branches remain open to serve clients and communities with reduced lobby hours, and extended drive-up hours in select markets. Clients also significantly increased use of electronic services with an Online Banking sign-in increase of 20% and an online deposits increase of 12% compared to the first quarter of last year. The initiatives we implemented for our community, clients and employees are summarized below. We manage this Company with long-term success in mind, supported by our strong balance sheet, diverse book of businesses, and culture. I have no doubt we will emerge stronger on the other side of the pandemic, remaining a reliable partner to clients in helping them achieve their financial goals.

Laurie Stewart, President & CEO, Sound Financial Bancorp, Inc. & Sound Community Bank

Q1 2020 | COVID-19 Response Spotlight

Community

- Affirmed Q1 philanthropic commitments during pandemic & continued funding sponsorship & donation requests from the nonprofit community
- Upheld Employee Charitable Match Program
- Quickly implemented enhanced technology allowing & promoting electronic applications & transactions, respecting social distancing mandates
- Held employee-led, Bank-matched fundraising for area's largest hunger relief program - Food Lifeline

Businesses

- Made 32 commercial loans Q1 2020 totaling $46M supporting local businesses
- Made SBA Paycheck Protection Program loans: 300+ processed applications totaling $49M, $6M of which went to nonprofits, saving 4,453 jobs; 200+ applications remain in pipeline
- Assisted clients and non-clients alike, illustrating our ability to remain nimble & assist the business community when other banks could not

Consumers

- Branches remained open during COVID-19 pandemic, with reduced lobby hours and social distancing queues in place; some drive up hours extended
- Promoted transactions via mobile & digital channels including transactions at Interactive Teller Machines
- Waived or reduced certain fees
- Continued lending responsibly to qualified consumers
- Created unique email address and telephone hotline for clients to obtain loan assistance

Employees

- All back-office, non-frontline staff were set up to work remotely during pandemic
- Made up to $350 special payment to eligible employees
- Employees were not furloughed; extended expanded time off benefits for COVID-19 related issues
- Deployed multitude of employee resources to cope with COVID-19 pandemic
- Reduced lobby hours and traffic to mitigate associated health risks

Sound Community Bank is a partner to our communities, our consumer and business clients, and our employees. The COVID-19 pandemic is unprecedented and continues creating detrimental economic, social, financial, and above all, health consequences. We continue preparing and executing on a plan utilizing every resource, every area of expertise, our capital, data, and our technology to assist through these trying times. ***We're in this together.***

Operating Results

Net interest income decreased $377,000, or 5.3%, to $6.7 million during the quarter ended March 31, 2020, compared to $7.1 million during the quarter ended December 31, 2019 and decreased $261,000, or 3.7%, from $7.0 million during the quarter ended March 31, 2019. The decrease from the prior quarter was primarily a result of a lower average balance of and yield earned on loans. The decrease from the comparable period one year ago was primarily a result of an increase in interest expense due to higher average balances of and rates paid on deposits and a decrease in interest income on investments due to lower yields, partially offset by increased interest income on loans and decreased interest expense paid on borrowings. Net interest income has been significantly impacted by decreases in the targeted Federal Funds Rate since July 2019, including the 150 basis point decrease in March 2020 in response to the COVID-19 pandemic.

Interest income decreased $484,000, or 5.3%, to $8.6 million during the quarter ended March 31, 2020, compared to $9.1 million during the quarter ended December 31, 2019 and decreased $127,000, or 1.4%, compared to $8.8 million during the quarter ended March 31, 2019. Interest income on loans decreased $451,000, or 5.1%, to $8.4 million for the quarter ended March 31, 2020, compared to $8.9 million for the quarter ended December 31, 2019, due to lower average loan balances and yields. Interest income on loans increased $49,000, or 0.6%, compared to $8.4 million for the quarter ended March 31, 2019, due to higher average loan balances. The average loans held-for-portfolio balance was $621.8 million for the quarter ended March 31, 2020, compared to $623.1 million for the quarter ended December 31, 2019 and $612.1 million for the quarter ended March 31, 2019. The average yield on loans held-for-portfolio was 5.43% for the quarter ended March 31, 2020, compared to 5.64% for the quarter ended December 31, 2019 and 5.54% for the quarter ended March 31, 2019. Interest income on the investment portfolio decreased $33,000, or 12.2%, to $238,000 during the quarter ended March 31, 2020, compared to $271,000 during the quarter ended December 31, 2019, and decreased $176,000, or 42.5%, compared to $414,000 during the quarter ended March 31, 2019. The decrease in the interest income on investment securities compared to the prior quarter was due to lower average yields. The decrease compared to the same quarter one year ago was due to lower average investment balance and yields compared to March 31, 2019.

Interest expense decreased $107,000, or 5.3%, to $1.9 million for the quarter ended March 31, 2020, compared to $2.0 million for the quarter ended December 31, 2019 and increased $134,000, or 7.5%, compared to $1.8 million for the quarter ended March 31, 2019. The decrease from the prior quarter was a result of lower weighted-average cost of deposits and borrowings. The weighted average cost of deposit decreased to 1.20% for the quarter ended March 31, 2020, down four basis points from 1.24% for the quarter ended December 31, 2019, reflecting in part the increase in noninterest-bearing deposits. Interest expense increased from the comparable period a year ago was as a result of both a higher weighted-average cost and balance of deposits, partially offset by a decrease in the average balance of Federal Home Loan Bank ("FHLB") borrowings. Interest expense on deposits increased $393,000, or 26.8%, to $1.9 million for the quarter ended March 31, 2020, compared to a year ago, driven by an increase of $39.8 million, or 8.3%, in the average balance of interest-bearing deposits to $519.3 million, and a 18 basis point increase in the weighted average rate paid on interest-bearing deposits to 1.20% for the quarter ended March 31, 2020, from 1.02% for the quarter ended March 31, 2019. Interest expense on FHLB borrowings decreased $259,000, or 81.4%, to $59,000 for the quarter ended March 31, 2020, compared to the prior year, due to a $46.3 million, or 85.6% decrease in the average balance of FHLB borrowings to $7.8 million, from $54.1 million for the quarter ended March 31, 2019.

Net interest margin was 3.96% for the quarter ended March 31, 2020, compared to 4.11% for the quarter ended December 31, 2019 and 4.13% for the quarter ended March 31, 2019. The decrease compared to a year ago period was primarily due to yields earned on interest-earning assets declining at a faster rate than interest rates paid on interest-bearing liabilities.

The Company recorded a provision for loan losses of $250,000 for the quarter ended March 31, 2020, compared to a provision for loan losses of $25,000 for the quarter ended December 31, 2019 and a recapture from the allowance for loan losses of $200,000 for the quarter ended March 31, 2019. The increase in the provision is related to uncertainty as a result of the COVID-19 pandemic.

Noninterest income decreased $149,000, or 17.4%, to $709,000 for the quarter ended March 31, 2020, compared to
$858,000 for the quarter ended December 31, 2019 and decreased $299,000, or 29.7%, from $1.0 million for the quarter ended March 31, 2019. The decrease from the sequential quarter was primarily due to a decrease in the mark-to-market adjustment on fair value of mortgage servicing rights, partially offset by an increase in gain on sale of loans reflecting increased refinancing activity as a result of the lower interest rate environment. The decrease from the same period a year ago was primarily due to decrease in gain on sale of loans.

Noninterest expense increased $307,000, or 5.4%, to $5.9 million for the quarter ended March 31, 2020, compared to $5.6 million for the quarter ended December 31, 2019 and decreased $449,000, or 7.0%, from $6.4 million for the quarter ended March 31, 2019. The increase from the quarter ended December 31, 2019 was primarily a result of increases in salaries and benefits expense of $201,000 and regulatory assessment expense of $149,000 during the quarter. The increase in salaries and benefits was primarily attributed to higher stock compensation expense related to the vesting of stock awards during the quarter ended March 31, 2020 and an adjustment of 2019 bonuses due to an under accrual in 2019. Regulatory assessments increased to normal levels as the Bank utilized all of its remaining regulatory assessment credits last quarter and due to state examination expense paid during the quarter ended March 31, 2020.

The $449,000 decrease in noninterest expense compared to the quarter ended March 31, 2019 was primarily due to decreases of $404,000 in salaries and benefits and $240,000 operations expense, partially offset by a $137,000 increase in regulatory assessments expense. Salaries and benefits expense decreased due to higher deferred salaries and lower medical expenses. Operations expense decreased due to a $216,000 decrease in professional and consulting fees and $100,000 of operational losses from wire fraud recognized in the quarter ended March 31, 2019.

The efficiency ratio for the quarter ended March 31, 2020 was 79.95%, compared to 70.82% for the quarter ended December 31, 2019 and 79.97% for the year ended March 31, 2019. The weakening of the efficiency ratio compared to the prior quarter was primarily due to lower interest income and noninterest income, combined with higher noninterest expense.

Balance Sheet Review, Capital Management and Credit Quality

Total assets at March 31, 2020 were $737.6 million, compared to $719.9 million at December 31, 2019 and $697.6 million at March 31, 2019. The increase in assets from the sequential quarter was primarily due to a higher balances of loans held-for-portfolio and held-for-sale, cash and cash equivalents, and available-for-sale securities. The increase from one year ago was primarily a result of a higher balances in loans held-for-portfolio and held-for-sale, and available-for-sale securities, partially offset by a decrease in cash and cash equivalents.

Cash and cash equivalents increased $6.2 million, or 11.2%, to $62.0 million at March 31, 2020, compared to $55.8 million at December 31, 2019, and decreased $10.5 million, or 14.5%, compared to $72.5 million at March 31, 2019. The decrease from a year ago, combined with our deposit growth was primarily utilized to fund higher loan originations, purchases of available-for-sale securities and reduce FHLB borrowings.

Available-for-sale securities totaled $11.2 million at March 31, 2020, compared to $9.3 million at December 31, 2019, and $5.0 million at March 31, 2019.

Loans held-for-portfolio increased to $625.4 million at March 31, 2020, compared to $619.9 million at December 31, 2019 and increased from $584.5 million at March 31, 2019. The largest increases in the loan portfolio compared to the prior quarter were in commercial and multifamily real estate loans and in consumer loans, consisting of manufactured homes, floating homes, and other consumer loans, partially offset by decreases in one-to-four family, home equity, construction and land, and commercial business loans. Commercial and multifamily real estate loans increased $18.8 million, or 7.2%, to $280.0 million, and consumer loans increased $4.4 million, or 6.1%, to $77.1 million, with the largest increase in consumer loans coming from loans for floating homes, which increased $3.0 million, or 6.9%, to $46.8 million. These increases were partially offset by decreases of $8.9 million in one-to-four family loans, $2.9 million in home equity loans, $3.7 million in construction and land loans and $2.4 million in commercial business loans. The largest increases in the loan portfolio compared to the year ago quarter were in commercial and multifamily real estate, consumer, construction and land, and commercial business loans. Commercial and multifamily real estate loans increased $34.5 million, or 14.1%, to $280.0 million, construction and land loans increased $5.6 million, or 8.5%, to $72.0 million, commercial business loans increased $4.5 million, or 14.1%, to $36.6 million, and consumer loans increased $10.5 million, or 15.7%, to $77.1 million, with the largest increase in consumer loans coming from loans for floating homes, which increased $7.8 million, or 20.0%. These year-over-year increases were partially offset by decreases in one-to-four family loans, which decreased $10.9 million, or 7.2%, to $140.5 million and home equity loans, which decreased $3.5 million, or 14.2%, to $21.0 million. At March 31, 2020, commercial and multifamily real estate loans accounted for approximately 44.6% of total loans, one-to-four family loans, including home equity loans accounted for approximately 25.7% of total loans, and consumer loans accounted for approximately 12.3% of total loans. Construction and land loans accounted for approximately 11.5% of total loans and commercial business loans accounted for approximately 5.8% of total loans at March 31, 2020.

Deposits increased $17.8 million, or 2.9%, to $634.6 million at March 31, 2020, compared to $616.7 million at December 31, 2019 and increased $50.9 million, or 8.7%, compared to $583.7 million at March 31, 2019. The increase in deposits compared to the prior quarter and a year ago was due primarily to increases in all deposit products other than certificates of deposit, as a result of our effort to grow retail non-time deposits. Certificates of deposits decreased $7.2 million, or 2.9% to $244.2 million at March 31, 2020, from $251.4 million at December 31, 2019 and increased $16.9 million, or 7.4% from $227.3 million at March 31, 2019. We continue our efforts to increase noninterest-bearing deposits, which increased $12.8 million, or 13.2% to $110.1 million at March 31, 2020, compared to $97.3 million at December 31, 2019 and increased $11.5 million, or 11.6% from $98.6 million at March 31, 2019. FHLB borrowings remained unchanged at March 31, 2020, from $7.5 million at December 31, 2019, and decreased $17.5 million, or 70.0% compared to $25.0 million at March 31, 2019.

Nonperforming assets ("NPAs"), which are comprised of nonaccrual loans, nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO") and other repossessed assets decreased $403,000, or 7.7%, to $4.8 million at March 31, 2020, from $5.2 million at December 31, 2019 and increased $1.2 million, or 32.2% from $3.7 million at March 31, 2019. NPAs to total assets were 0.65%, 0.73% and 0.52% at March 31, 2020, December 31, 2019 and March 31, 2019, respectively.
In response to the current global situation surrounding the COVID-19 pandemic, the Company is offering a variety of relief options designed to support our clients and communities, including participating in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). As of April 20, 2020, we had approved PPP applications totaling $49.0 million to approximately 300 borrowers.

Many of the PPP applications have been from our existing clients but we are also serving those in our community who have not had a banking relationship with us in the past.

In addition, we have received and continue to receive numerous inquiries and requests from borrowers for some type of payment relief. We are providing payment relief for both consumer and business clients. As of quarter end at March 31, 2020, 27 consumer loans including first mortgages were modified predominantly with payment deferrals for 90 days. In addition, we began modifications with 25 commercial borrowers, most of which involve interest only or payment deferrals for 90 days. None of these commercial modifications were completed as of the quarter ended March 31, 2020. We believe the steps we are taking are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

The following table summarizes our NPAs (dollars in thousands, unaudited):

	March 31, 2020		December 31, 2019		March 31, 2019
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Nonperforming Loans:
One-to-four family	$524	10.9%	$2,090	39.9%	$1,041	28.5%
Home equity loans	384	7.9	261	5.0	321	8.8
Commercial and multifamily	2,072	42.9	353	6.7	353	9.7
Construction and land	285	5.9	1,177	22.5	83	2.3
Manufactured homes	353	7.3	226	4.3	231	6.3
Floating homes	435	9.0	290	5.5	—	—
Commercial business	201	4.2	260	5.0	555	15.2
Total nonperforming loans	4,254	88.1	4,657	89.0	2,584	70.8
OREO and Other Repossessed Assets:
One-to-four family	—	—	—	—	494	13.5
Commercial and multifamily	575	11.9	575	11.0	575	15.7
Total OREO and repossessed assets	575	11.9	575	11.0	1,069	29.2
Total nonperforming assets	$4,829	100%	$5,232	100.0%	$3,653	100%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	March 31, 2020	December 31, 2019	March 31, 2019
Allowance for Loan Losses
Balance at beginning of period	$5,640	$5,618	$5,774
Provision (recapture) for loan losses during the period	250	25	(200)
Net recoveries (charge-offs) during the period	3	(3)	3
Balance at end of period	$5,893	$5,640	$5,577
Allowance for loan losses to total loans	0.93%	0.91%	0.95%
Allowance for loan losses to total nonperforming loans	138.53%	118.69%	215.83%

The increase in the allowance for loan losses for the current quarter ended March 31, 2020, compared to the prior quarter and the comparable quarter a year ago is related to uncertainty as a result of the COVID-19 pandemic and increases in the loan portfolio. The hospitality industry is one area of the economy that is being extremely hard hit during this pandemic. Our direct exposure to the hospitality industry, which includes food and beverage, lodging and recreation, was comprised of 16 loans to unrelated borrowers totaling $7.6 million and indirect exposure was $12.0 million at March 31, 2020. All these loans are secured by the underlying collateral and were originated with loan-to-values ratios of 78% or less, except for one unsecured loan totaling $10,000. Seven of these borrowers with loans totaling $4.8 million received PPP loans from the Bank totaling $793,000, which are 100% federally guaranteed. Added pressures on asset quality in future quarters may require additional increases to the allowance for loan losses, the amount of which will depend on a number of factors, including, but not limited to the extent and duration of the impact of the pandemic on public health and the economy. Net loan recoveries during the first quarter of 2020 totaled $3,000 compared to $3,000 net loan charge-offs for the fourth quarter of 2019 and net loan recoveries of $3,000 for the first quarter of 2019.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential Quarter % Change	Year over Year % Change
Annualized return on average assets	0.54%	1.02%	0.81%	(47.1)%	(33.3)%
Annualized return on average equity	5.02	9.58	7.92	(47.6)	(36.6)
Annualized net interest margin	3.96	4.11	4.13	(3.6)	(4.1)
Annualized efficiency ratio	79.95%	70.82%	79.97%	12.9%	—%

PER COMMON SHARE DATA
(Shares in thousands, unaudited)

	At or For the Quarter Ended
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential Quarter % Change	Year over Year % Change
Basic earnings per share	$0.38	$0.74	$0.57	(48.6)%	(33.3)%
Diluted earnings per share	$0.38	$0.72	$0.56	(47.2)	(32.1)
Weighted-average basic shares outstanding	2,543	2,533	2,507	0.4	1.4
Weighted-average diluted shares outstanding	2,588	2,590	2,566	(0.1)	0.9
Common shares outstanding at period-end	2,592	2,567	2,550	1.0	1.6
Book value per share	$30.19	$30.27	$28.59	(0.3)%	5.6%

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended:
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential Quarter % Change	Year over Year % Change
Interest income	$8,646	$9,130	$8,773	(5.3)%	(1.4)%
Interest expense	1,918	2,025	1,784	(5.3)	7.5
Net interest income	6,728	7,105	6,989	(5.3)	(3.7)
Provision (recapture) for loan losses	250	25	(200)	900.0	225.0
Net interest income after provision (recapture) for loan losses	6,478	7,080	7,189	(8.5)	(9.9)
Noninterest income:
Service charges and fee income	494	517	447	(4.4)	10.5
Earnings on cash surrender value of bank-owned life insurance	15	113	108	(86.7)	(86.1)
Mortgage servicing income	244	246	242	(0.8)	0.8
Fair value adjustment on mortgage servicing rights	(362)	(184)	(324)	96.7	11.7
Net gain on sale of loans	318	166	535	91.6	(40.6)
Total noninterest income	709	858	1,008	(17.4)	(29.7)
Noninterest expense:
Salaries and benefits	3,235	3,034	3,639	6.6	(11.1)
Operations	1,394	1,423	1,634	(2.0)	(14.7)
Regulatory assessments	250	101	113	147.5	121.2
Occupancy	497	500	506	(0.6)	(1.8)
Data processing	570	557	500	2.3	14.0
Net loss and expenses on OREO and repossessed assets	—	24	3	nm	nm
Total noninterest expense	5,946	5,639	6,395	5.4	(7.0)
Income before provision for income taxes	1,241	2,299	1,802	(46.0)	(31.1)
Provision for income taxes	260	429	358	(39.4)	(27.4)
Net income	$981	$1,870	$1,444	(47.5)%	(32.1)%
nm = not meaningful

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential Quarter % Change	Year over Year % Change
ASSETS
Cash and cash equivalents	$61,996	$55,770	$72,536	11.2%	(14.5)%
Available-for-sale securities, at fair value	11,236	9,306	4,955	20.7	126.8
Loans held-for-sale	5,923	1,063	490	457.2	1,108.8
Loans held-for-portfolio	625,375	619,887	584,501	0.9	7.0
Allowance for loan losses	(5,893)	(5,640)	(5,577)	4.5	5.7
Total loans held-for-portfolio, net	619,482	614,247	578,924	0.9	7.0
Accrued interest receivable	2,205	2,206	2,228	—	(1.0)
Bank-owned life insurance, net	14,147	14,183	13,625	(0.3)	3.8
Other real estate owned ("OREO") and other repossessed assets, net	575	575	1,069	—	(46.2)
Mortgage servicing rights, at fair value	2,996	3,239	3,286	(7.5)	(8.8)
Federal Home Loan Bank ("FHLB") stock, at cost	1,164	1,160	1,860	0.3	(37.4)
Premises and equipment, net	6,877	6,767	6,833	1.6	0.6
Right-of-use assets	7,384	7,641	8,136	(3.4)	(9.2)
Other assets	3,651	3,696	3,687	(1.2)	(1.0)
TOTAL ASSETS	$737,636	$719,853	$697,629	2.5	5.7
LIABILITIES
Interest-bearing deposits	$524,439	$519,434	$485,033	1.0	8.1
Noninterest-bearing deposits	110,119	97,284	98,648	13.2	11.6
Total deposits	634,558	616,718	583,681	2.9	8.7
Borrowings	7,500	7,500	25,000	—	(70.0)
Accrued interest payable	224	226	201	(0.9)	11.4
Lease liabilities	7,766	8,010	8,408	(3.0)	(7.6)
Other liabilities	7,490	8,368	6,089	(10.5)	23.0
Advance payments from borrowers for taxes and insurance	1,851	1,305	1,327	41.8	39.5
TOTAL LIABILITIES	659,389	642,127	624,706	2.7	5.6
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	—	—
Additional paid-in capital	26,776	26,343	25,802	1.6	3.8
Unearned shares – Employee Stock Ownership Plan ("ESOP")	(198)	(227)	(312)	(12.8)	(36.5)
Retained earnings	51,488	51,410	47,252	0.2	9.0
Accumulated other comprehensive income, net of tax	156	175	156	(10.9)	—
TOTAL STOCKHOLDERS' EQUITY	78,247	77,726	72,923	0.7	7.3
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$737,636	$719,853	$697,629	2.5%	5.7%

nm = not meaningful

LOANS
(Dollars in thousands, unaudited)

	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential Quarter % Change	Year over Year % Change
Real estate loans:
One-to-four family	$140,525	$149,393	$151,422	(5.9)%	(7.2)%
Home equity	20,981	23,845	24,466	(12.0)	(14.2)
Commercial and multifamily	280,001	261,216	245,488	7.2	14.1
Construction and land	72,011	75,756	66,400	(4.9)	8.5
Total real estate loans	513,518	510,210	487,776	0.6	5.3
Consumer Loans:
Manufactured homes	21,054	20,613	20,533	2.1	2.5
Floating homes	46,834	43,799	39,016	6.9	20.0
Other consumer	9,259	8,302	7,126	11.5	29.9
Total consumer loans	77,147	72,714	66,675	6.1	15.7
Commercial business loans	36,559	38,931	32,046	(6.1)	14.1
Total loans	627,224	621,855	586,497	0.9	6.9
Less:
Deferred fees, net	(1,849)	(1,968)	(1,996)	(6.0)	(7.4)
Allowance for loan losses	(5,893)	(5,640)	(5,577)	4.5	5.7
Total loans held for portfolio, net	$619,482	$614,247	$578,924	0.9%	7.0%

DEPOSITS
(Dollars in thousands, unaudited)

	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential Quarter % Change	Year over Year % Change
Noninterest-bearing	$110,119	$97,284	$98,648	13.2%	11.6%
Interest-bearing	164,306	159,774	153,607	2.8	7.0
Savings	64,442	57,936	54,950	11.2	17.3
Money market	51,470	50,337	49,162	2.3	4.7
Certificates	244,221	251,387	227,314	(2.9)	7.4
Total deposits	$634,558	$616,718	$583,681	2.9%	8.7%

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended:
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential Quarter % Change	Year over Year % Change
Nonaccrual loans	$3,517	$4,069	$2,364	(13.6)%	48.8%
Nonperforming TDRs	737	588	220	25.3	235.0
Total nonperforming loans	4,254	4,657	2,584	(8.7)	64.6
OREO and other repossessed assets	575	575	1,069	—	(46.2)
Total nonperforming assets	$4,829	$5,232	$3,653	(7.7)	32.2
Net recoveries (charge-offs) during the quarter	3	(3)	3	200.0	—
Provision (recapture) for loan losses during the quarter	250	25	(200)	900.0	225.0
Allowance for loan losses	5,893	5,640	5,577	4.5	5.7
Allowance for loan losses to total loans	0.93%	0.91%	0.95%	2.2%	(2.1)
Allowance for loan losses to total nonperforming loans	138.53%	118.69%	215.83%	16.7%	(35.8)
Nonperforming loans to total loans	0.67%	0.75%	0.44%	(10.7)%	52.3
Nonperforming assets to total assets	0.65%	0.73%	0.52%	(11.0)%	25.0%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended:
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential Quarter % Change	Year over Year % Change
Sound Community Bank:
Total loans to total deposits	99.49%	100.69%	100.22%	(1.2)%	(0.7)%
Noninterest-bearing deposits to total deposits	17.35%	15.45%	16.90%	12.3%	2.7%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$724,600	$725,693	$716,997	(0.2)%	1.1%
Average total equity for the quarter	$78,637	$77,427	$72,942	1.6%	7.8%

Media:	Financial:
Laurie Stewart	Daphne Kelley
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305